EXHIBIT 5





                                                                   June 14, 1995



CYCARE SYSTEMS, INC.
7001 North Scottsdale Road, Suite 1000
Scottsdale, AZ 85253-3644

Ladies and Gentlemen:

                  Reference is made to your proposed offering pursuant to the CyCare Systems, Inc. 1995 Long-Term Incentive Plan (the "Plan") of up to 300,000 shares of the Company's Common Stock, $.01 par value (the "Plan Shares"), as contemplated in the to the Registration Statement on Form S-8 and the Exhibits thereto to be filed by the Company with the Securities and Exchange Commission (the "SEC"), under the 1933 Act, as amended, on June 14, 1995 (the "Registration Statement"). It is our opinion that:

         1. All requisite action, other than any action on the part of the proposed offerees, to make valid the proposed transactions will have been taken when (i) the Registration Statement has been filed with the SEC and has become effective and (ii) the Company has complied with the state securities or "blue sky" laws with respect to the offer and sale of the Plan Shares.

         2.       Upon completion of the foregoing steps, the Plan Shares,  when
                  (i) the purchase price therefor has been paid to the Company and (ii) the same shall have been acquired as contemplated in the Registration Statement, will be validly issued, fully paid, and non-assessable.

                  Consent is hereby given to the use of this opinion as part of the Registration Statement.

                               Very truly yours,


                               SNELL & WILMER L.L.P.